EX-23.6.1



                                     CONSENT

         We consent to use of the information contained in the legal opinion that we provided to Crystallex International Corporation (the "Corporation") on May 28, 2004. Such legal opinion addressed, amongst other matters, the granting, validity and enforceability of the Mining Operation Agreement ("Agreement") dated September 17, 2002 between the Corporation and Corporacion Venezolana de Venezuela ("CVG") relating to the Las Cristinas 4, 5, 6, and 7 mining properties, and the impact of certain judicial proceedings in Venezuela in respect of the Agreement and the said properties. The Corporation may use the information contained in these opinions in any filing that the Corporation has made or will hereafter make with the U.S. Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or pursuant to the Securities Act of 1933, as amended. We also consent to the use of our name under the heading "Experts" in any such filings.

Date: May 28, 2004


                                                   Gomez Cottin & Tejera-Paris




                                                   By: /s/ Leopoldo Cadenas Celi
                                                       -------------------------
                                                       Leopoldo Cadenas Celi